Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

YRC Worldwide Inc.:

We consent to the use of our report dated March 2, 2009, except for Notes 7, 9, 11, 15 and 16, which are as of November 9, 2009, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows, shareholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2008 and our report dated March 2, 2009 on the related financial statement schedule, which reports appear in YRC Worldwide Inc.’s Form 8-K dated November 9, 2009, and our report dated March 2, 2009 with respect the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in YRC Worldwide Inc.’s annual report on Form 10-K, each of which is incorporated by reference in this Form S-4/A and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports on the consolidated financial statements of the Company and the related financial statement schedule refer to the Company’s adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in cash upon conversion, for all periods presented and also refer to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007.

/s/ KPMG LLP

Kansas City, Missouri

November 24, 2009